Filed Pursuant to Rule 424(b)(7)

Registration No. 333-285279

SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 27, 2026

(To Prospectus dated February 26, 2025)

EXPLANATORY NOTE

This supplement is being filed solely for the purpose of correcting certain errors in the Calculation of Registration Fee table (the “Original Registration Fee Table”) relating to the prospectus supplement, dated February 27, 2026 (File No. 333-285279), filed by IonQ, Inc. with the Securities and Exchange Commission (the “Prior Prospectus Supplement”), which resulted in an omission of 280,958 shares of common stock in the Amount Registered in connection with the Prior Prospectus Supplement. The Original Registration Fee Table is hereby amended and supplemented by the Calculation of Registration Fee table hereto. This filing does not amend, modify or alter the Prior Filing in any other respect. No changes have been made to the prospectus supplement or the accompanying prospectus.